Filed Pursuant to Rule 433

Registration No. 333-183442-01

Free Writing Prospectus dated August 20, 2013

DTE ELECTRIC COMPANY

TERM SHEET

$400,000,000 2013 Series B 3.65% General and Refunding Mortgage Bonds due 2024

Issuer:	DTE Electric Company (formerly The Detroit Edison Company)

Security:	2013 Series B 3.65% General and Refunding Mortgage Bonds due 2024

Principal Amount:	$400,000,000

Maturity Date:	March 15, 2024

Coupon:	3.65%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2014

Benchmark Treasury:	2.50% due August 15, 2023

Benchmark Treasury Yield:	2.827%

Spread to Benchmark Treasury:	+87 bps

Re-offer Yield:	3.697%

Price to Public:	99.591%

Make-whole call:	Prior to December 15, 2023 at Treasury +15 bps

Par Call:	On or after December 15, 2023

Trade Date:	August 20, 2013

Settlement Date:	T+5; August 27, 2013

CUSIP:	23338V AB2

Anticipated Ratings*:	A1/A/A (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc.

Co-Managers:	Comerica Securities, Inc. KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.